Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Form S-8 of our report dated December 20, 2017, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2017 and 2016 and for the years ended October 31, 2017, 2016 and 2015 and our report dated December 20, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2017 appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

March 22, 2018